SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	April 2, 2008

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification No.

000-2429	Gulf Power Company (A Florida Corporation) One Energy Place Pensacola, Florida 32520 (850) 444-6111	59-0276810

The address of the registrant has not changed since the last report.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On April 2, 2008, Gulf Power Company (“Gulf Power”) entered into a Term Loan Agreement dated as of April 2, 2008 by and between Gulf Power and Lloyds TSB Bank PLC, as lender (the “Agreement”). The Agreement is an unsecured $110,000,000 term loan agreement. Gulf Power intends to borrow $80,000,000 under the Agreement on April 8, 2008 and $30,000,000 on June 9, 2008 (together, the “Loans”). The Loans mature and the Agreement expires on April 8, 2011.

The Agreement includes representations and warranties, covenants and events of default, including a requirement that the ratio of Indebtedness (as defined in the Agreement) to Capitalization (as defined in the Agreement) for Gulf Power shall be less than or equal to 0.65 to 1.0. The Agreement also includes limitations on liens, consolidations, mergers and sales of all or substantially all of Gulf Power’s assets. The Loans will bear interest at the Interbank Offered Rate (as defined in the Agreement) plus 0.45%. The Loans may be accelerated and become due and payable upon an event of default and expiration of any applicable cure periods. Events of default include: (i) nonpayment of obligations under the Agreement, (ii) failure to perform any covenant or agreement in the Agreement, (iii) material misrepresentations, (iv) failure to pay, or certain other defaults under, certain other indebtedness, (v) certain bankruptcy or insolvency events, (vi) material unpaid judgments, (vii) a change in control and (viii) customary Employee Retirement Income Security Act of 1974 defaults.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 2, 2008	GULF POWER COMPANY By /s/Wayne Boston Wayne Boston Assistant Secretary